Exhibit 99.1

Intercept Pharmaceuticals Announces 2013 Financial Results

Conference Call Scheduled Monday, March 17th at 8:30 a.m. ET

NEW YORK, March 14, 2014 (GLOBE NEWSWIRE) — Intercept Pharmaceuticals, Inc. (NASDAQ: ICPT) (Intercept), a clinical stage biopharmaceutical company focused on the development and commercialization of novel bile acid therapeutics to treat chronic liver and intestinal diseases, today reported financial results for the fourth quarter and full year ended December 31, 2013 and provided an update on key development programs.

Summary of Key Programs, Updates and Anticipated Milestones

•	PBC Program:
o	POISE top-line results expected in March 2014
o	Phase 3 confirmatory trial planned to be initiated in 3Q 2014
o	NDA and MAA Filings for OCA in PBC anticipated end of 2014

•	FLINT Trial in NASH Stopped Early After Achieving Primary Efficacy Endpoint
o	Final results expected July 2014
o	Phase 3 program anticipated to begin in 1H 2015
o	Phase 2 DSP NASH trial enrollment completed; results anticipated 4Q 2015
o	Phase 2 lipid metabolism trial in NASH patients planned to be initiated in 2H 2014

•	Proof of Concept Trial in Portal Hypertension (PESTO) Completed
o	Preliminary data indicate approximately 50% of patients had clinically meaningful reduction in HVPG
o	Additional data to be presented at EASL 2014

•	Proof of Concept Trial in Bile Acid Diarrhea (OBADIAH) Completed; Data to be Presented at DDW 2014

•	Double-Blind Phase 2 Trial Planned to be Initiated in Primary Sclerosing Cholangitis (PSC) in 2H 2014

•	Phase 1 Trial for INT-767, Dual FXR and TGR5 Agonist, Planned to be Initiated in 4Q 2014

2013 Full-Year Financial Results

As of December 31, 2013, our cash, cash equivalents and investment securities available for sale totaled approximately $144.8 million, compared to $110.2 million at December 31, 2012. The net $34.6 million increase is primarily due to the net proceeds of $61.2 million from a public equity offering and $4.9 million received from exercise of warrants and options offset by $28.0 million in cash outflows from operations and $1.6 million expended in net additions to fixed assets. Based upon our currently expected level of program commitment and expected operating expenditures, we believe that we will be able to fund our operations into the third quarter of 2015.

Net loss attributable to common stockholders for the full year 2013 was $67.8 million, or $3.76 per share, compared to a net loss of $46.3 million, or $7.36 per share, for the full year 2012. The 2013 net loss includes $9.4 million in non-cash stock-based compensation expense, an increase of $6.1 million from 2012 and $28.4 million of non-cash warrant revaluation expense, an increase of $3.8 million from 2012. During 2013 the Company increased its expenditures in the OCA program by $6.0 million and increased its cash compensation expenses by $3.3 million, primarily due to an overall increase in the personnel base by 19 employees.

Conference Call on March 17 at 8:30 a.m. ET

We will hold our 2013 financial results and business update conference call and webcast on Monday, March 17 at 8:30 a.m. ET. The live event will be available on the investor page of our website at http://ir.interceptpharma.com or by calling (855) 232-3919 (toll-free domestic) or (315) 625-6894 (international) five minutes prior to the start time. A replay of the call will be available on our website approximately two hours after the completion of the call and will be archived for two weeks.

About Intercept

Intercept is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat orphan and more prevalent liver and intestinal diseases utilizing its expertise in bile acid chemistry. The company's lead product candidate, obeticholic acid (OCA), is a bile acid analog and first-in-class agonist of the farnesoid X receptor (FXR). OCA is being developed for a variety of chronic liver diseases including primary biliary cirrhosis (PBC), nonalcoholic steatohepatitis (NASH), portal hypertension, bile acid diarrhea and primary sclerosing cholangitis (PSC). OCA has received orphan drug designation in both the United States and Europe for the treatment of PBC and PSC. Intercept owns worldwide rights to OCA outside of Japan and China, where it has out-licensed the product candidate to Dainippon Sumitomo Pharma (DSP). For more information about Intercept, please visit the Company's website at: www.interceptpharma.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the clinical, preclinical and regulatory developments for our product candidates, the anticipated results of our clinical and preclinical trials and other development activities, potential timeframes for our and our collaborators’ clinical and preclinical trials and other development activities, the clinical utility of our selected endpoint and any potential consensus relating thereto, anticipated trends relating to our financial position, and our strategic directives under the caption "About Intercept." These "forward-looking statements" are based on management's current expectations of future events and are subject to a number of important risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the initiation, cost, timing, progress and results of Intercept’s development activities, preclinical studies and clinical trials; the timing of and Intercept’s ability to obtain and maintain regulatory approval of OCA and any other product candidates it may develop, and any related restrictions, limitations, and/or warnings in the label of any approved product candidates; Intercept’s plans to research, develop and commercialize its product candidates; the election by Intercept’s collaborators to pursue research, development and commercialization activities; Intercept’s ability to attract collaborators with development, regulatory and commercialization expertise; Intercept’s ability to obtain and maintain intellectual property protection for its product candidates; Intercept’s ability to successfully commercialize its product candidates; the size and growth of the markets for Intercept’s product candidates and its ability to serve those markets; the rate and degree of market acceptance of any future products; the success of competing drugs that are or become available; regulatory developments in the United States and other countries; the performance of third-party suppliers and manufacturers; Intercept’s need for and ability to obtain additional financing; Intercept’s estimates regarding expenses, future revenues and capital requirements and the accuracy thereof; Intercept’s use of the proceeds from its initial public offering in October 2012 and its follow-on public offering in June 2013; the loss of key scientific or management personnel; and other factors discussed under the heading "Risk Factors" contained in Intercept's annual report on Form 10-K for the year ended 2013 filed on March 14, 2014, as well as any updates to these risk factors filed from time to time in Intercept's other filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intercept undertakes no duty to update this information unless required by law.

Intercept Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations
(In thousands, except per share data)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2013	2012	2013
	(Unaudited)	(Unaudited)

Licensing revenue	$405	$405	$2,446	$1,622

Costs and expenses:
Research and development	4,787	9,583	16,183	27,941
General and administrative	2,183	4,729	5,177	13,132
Total operating expenses	$6,970	$14,312	$21,360	$41,073

Other income (expense)
Revaluation of warrants	(24,187)	1,570	(24,626)	(28,441)
Other income (expense), net	61	(31)	(103)	100
Net loss	$(30,691)	$(12,368)	$(43,643)	$(67,792)

Dividends on preferred stock, not declared	(130)	-	(2,630)	-

Net loss attributable to common stockholders	$(30,821)	$(12,368)	$(46,274)	$(67,792)
Net loss per common share, basic and diluted:	$(2.02)	$(0.64)	$(7.36)	$(3.76)
Weighted average number of shares of common stock outstanding, basic and diluted:	15,223,010	19,343,880	6,283,238	18,028,731

Condensed Consolidated Balance Sheet Information
(In thousands)
	December 31,
	2012	2013

Cash, cash equivalents and investment securities	$110,194	$144,832
Total assets	$112,179	$150,319
Working capital	$98,814	$138,683
Deferred revenue, total	$12,162	$10,541
Warrant liability, total	$30,359	$50,112
Total liabilities	$46,267	$67,912
Stockholders' equity	$65,912	$82,406

CONTACT:

For more information about Intercept, please contact Barbara Duncan or Senthil Sundaram, both of Intercept Pharmaceuticals at 1-646-747-1000.

Media inquiries: media@interceptpharma.com
Investor inquiries: investors@interceptpharma.com

SOURCE: Intercept Pharmaceuticals, Inc.

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